EXHIBIT 4.6

THIRD PARTY SECURITY AGREEMENT: BUSINESS ASSETS

June 20, 2018

1.      GRANT OF SECURITY INTEREST.  In consideration of any credit or other financial accommodation heretofore, now or hereafter extended or made to BARRETT BUSINESS SERVICES, INC. (“Borrower”) by WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”), and for other valuable consideration, which materially benefits ASSOCIATED INSURANCE COMPANY FOR EXCESS (“Owner”) both directly and indirectly, as security for the payment of all Indebtedness of Borrower to Bank pursuant to or in connection with that certain standby letter of credit for the account of Borrower and for the benefit of ACE American Insurance Company in the maximum principal amount of Sixty Three Million Seven Hundred Thousand Dollars ($63,700,000.00), the undersigned Owner hereby grants and transfers to Bank a security interest in all of the property of Owner described as follows:

All rights to payment, accounts, deposit accounts, chattel paper (whether electronic or tangible), instruments, promissory notes, documents, licenses, general intangibles, payment intangibles, software, letter of credit rights and health-care insurance receivables now existing or at any time hereafter arising and whether they arise from the sale, lease or other disposition of inventory or from performance of contracts for service, manufacture, construction, repair or otherwise or from any other source whatsoever, including without limitation all security, guaranties, warranties, indemnity agreements, insurance policies, supporting obligations and other agreements pertaining to the same or the property described therein; and

All inventory, goods held for sale or lease or to be furnished under contracts for service, goods so leased or furnished, and all software embedded therein and component parts thereof, and all raw materials, work in process and materials used or consumed in Owner’s business now or at any time hereafter acquired by Owner wherever located, whether in the possession of Owner or any warehouseman, bailee or any other person or in process of delivery and whether located at Owner’s places of business or elsewhere, and all warehouse receipts, bills of lading and other documents evidencing any of the foregoing and all goods covered thereby, including without limitation all security, guaranties, warranties, indemnity agreements, insurance policies, supporting obligations and other agreements pertaining to the same or the property described therein, and all renewals thereof; and

All tools, machinery, furnishings, furniture and other equipment, and all replacements, accessions and additions thereto and embedded software included therein, whether now owned or hereafter acquired by Owner, wherever located, whether in the possession of Owner or any other person, including without limitation all security, guaranties, warranties, indemnity agreements, insurance policies, supporting obligations and other agreements pertaining to the same or the property described therein

(collectively called “Collateral”), together with all proceeds thereof, including whatever is acquired when any of the Collateral or proceeds thereof are sold, leased, licensed, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary and whatever is collected on or distributed on account thereof, including without limitation, (i)  all rights to payment however evidenced, (ii) all goods returned by or repossessed from Owner’s customers, (iii) rights arising out of Collateral, (iv) claims arising out of the loss, nonconformity, or interference with the use of, defects or infringement of rights in, or damage to, the Collateral, (v) insurance payable by reason of the loss or nonconformity of, defects or infringement of rights in, or damage to, the Collateral, (vi) returned insurance premiums, and (vii) all rights to payment with respect to any claim or cause of action affecting or relating to any of the foregoing (hereinafter called “Proceeds”); provided that Owner’s collateral trust account (the “Non-Reinsurance Trust Account”) required by that certain Non-Reinsurance Trust Agreement dated as of July 1, 2018, by and among Owner, ACE American Insurance Company and Wilmington Trust, N.A., as amended, is not encumbered hereby and is not included in the definition of “Collateral”; provided further that proceeds from the Non-Reinsurance Trust Account shall become Collateral and Proceeds upon their removal from the Non-Reinsurance Trust Account.

The word “Indebtedness” is used herein in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of Borrower, or any of them, heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including under any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement, and whether Borrower may be liable individually or jointly with others, or whether recovery upon such Indebtedness may be or hereafter becomes unenforceable.

2.      CONTINUING AGREEMENT; REVOCATION; OBLIGATION UNDER OTHER AGREEMENTS.  This is a continuing agreement and all rights, powers and remedies hereunder shall apply to all past, present and future Indebtedness of Borrower to Bank, including that arising under successive transactions which shall either continue the Indebtedness, increase or decrease it, or from time to time create new Indebtedness after all or any prior Indebtedness has been satisfied, and notwithstanding the death, incapacity, dissolution, liquidation or bankruptcy of any of Borrower or Owner or any other event or proceeding affecting any of Borrower or Owner.  This Agreement shall not apply to any new Indebtedness created after actual receipt by Bank of written notice of its revocation as to such new Indebtedness; provided however, that loans or advances made by Bank to Borrower after revocation under commitments existing prior to receipt by Bank of such revocation, and extensions, renewals or modifications, of any kind, of Indebtedness incurred by Borrower or committed by Bank prior to receipt by Bank of such revocation, shall not be considered new Indebtedness.  Any such notice must be sent to Bank by registered U.S. mail, postage prepaid, addressed to its office at MAC P6101-250, 1300 SW Fifth Avenue, 25th Floor, Portland, Oregon 97201, or at such other address as Bank shall from time to time designate.  The obligations of Owner hereunder shall be in addition to any obligations of Owner under any other grants or pledges of security for any liabilities or obligations of Borrower or any other person heretofore or hereafter given to Bank unless said other grants or pledges of security are expressly modified or revoked in writing; and this Agreement shall not, unless expressly herein provided, affect or invalidate any such other grants or pledges of security.

3.      OBLIGATIONS JOINT AND SEVERAL; SEPARATE ACTIONS; WAIVER OF STATUTE OF LIMITATIONS; REINSTATEMENT OF LIABILITY.  The obligations hereunder are joint and several and independent of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against Owner whether action is brought against Borrower or any other person, or whether Borrower or any other person is joined in any such action or actions.  Owner acknowledges that this Agreement is absolute and unconditional, there are no conditions precedent to the effectiveness of this Agreement, and this Agreement is in full force and effect and is binding on Owner as of the date written below, regardless of whether Bank obtains collateral or any guaranties from others or takes any other action contemplated by Owner.  To the extent permitted by applicable law, Owner waives the benefit of any statute of limitations affecting Owner’s liability hereunder or the enforcement thereof, and Owner agrees that any payment of any Indebtedness or other act which shall toll any statute of limitations applicable thereto shall similarly operate to toll such statute of limitations applicable to Owner’s liability hereunder.  The liability of Owner hereunder shall be reinstated and revived and the rights of Bank shall continue if and to the extent that for any reason any amount at any time paid on account of any Indebtedness secured hereby is rescinded or must be otherwise restored by Bank, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, all as though such amount had not been paid.  The determination as to whether any amount so paid must be rescinded or restored shall be made by Bank in its sole discretion; provided however, that if Bank chooses to contest any such matter at the request of Owner, Owner agrees to indemnify and hold Bank harmless from and against all costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel to the extent permissible), expended or incurred by Bank in connection therewith, including without limitation, in any litigation with respect thereto.  Notwithstanding anything in this Agreement to the contrary, reasonable attorneys’ fees shall not exceed the amount permitted by law.

4.      OBLIGATIONS OF BANK.  Any money received by Bank in respect of the Collateral will be deposited into money market fund accounts over which Owner shall have no control, and the same shall, for all purposes, be deemed Collateral hereunder.  Bank shall not be required to apply such money to the Indebtedness or other obligations incurred hereby or to remit such money to Owner or to any other party until the full payment of all Indebtedness of Borrower to Bank, and the termination of all commitments of Bank to extend credit to Borrower.

5.      REPRESENTATIONS AND WARRANTIES.

(a)      Owner represents and warrants to Bank that:  (i) Owner’s legal name is exactly as set forth on the first page of this Agreement, and all of Owner’s organizational documents or agreements delivered to Bank are complete and accurate in every respect; (ii) Owner is the owner and has possession or control of the Collateral and Proceeds; (iii) Owner has the exclusive right to grant a security interest in the Collateral and Proceeds; (iv) all Collateral and Proceeds are genuine, free from liens, adverse claims, setoffs, default, prepayment, defenses and conditions precedent of any kind or character, except the lien created hereby or as otherwise agreed to by Bank, or as heretofore disclosed by Owner to Bank, in writing; (v) all statements contained herein and, where applicable, in the Collateral are true and complete in all material respects; (vi) no financing statement covering any of the Collateral or Proceeds, and naming any secured party other than Bank, is on file in any public office; (vii) where Collateral consists of rights to payment, all persons appearing to be obligated on the Collateral and Proceeds have authority and capacity to contract and are bound as they appear to be, all property subject to chattel paper has been properly registered and filed in compliance with law and to perfect the interest of Owner in such property, and all such Collateral and Proceeds comply with all applicable laws concerning form, content and manner of preparation and execution, including where applicable Federal Reserve Regulation Z and any State consumer credit laws; and (viii) where the Collateral consists of equipment, Owner is not in the business of selling goods of the kind included within such Collateral, and Owner acknowledges that no sale or other disposition of any such Collateral, including without limitation, any such Collateral which Owner may deem to be surplus, has been consented to or acquiesced in by Bank, except as specifically set forth in writing by Bank.

(b)      Owner further represents and warrants to Bank that: (i) the Collateral pledged hereunder is so pledged at Borrower’s request; (ii) Bank has made no representation to Owner as to the creditworthiness of Borrower; and (iii) Owner has established adequate means of obtaining from Borrower on a continuing basis financial and other information pertaining to Borrower’s financial condition.  Owner agrees to keep adequately informed from such means of any facts, events or circumstances which might in any way affect Owner’s risks hereunder, and Owner further agrees that Bank shall have no obligation to disclose to Owner any information or material about Borrower which is acquired by Bank in any manner.

6.      COVENANTS OF OWNER.

(a)      Owner agrees in general: (i) to indemnify Bank against all losses, claims, demands, liabilities and expenses of every kind caused by property subject hereto; (ii) to permit Bank to exercise its powers; (iii) to execute and deliver such documents as Bank deems necessary to create, perfect and continue the security interests contemplated hereby; (iv) not to change Owner’s name, and as applicable, its chief executive office, its principal residence or the jurisdiction in which it is organized and/or registered without giving Bank prior written notice thereof; (v) not to change the places where Owner keeps any Collateral or Owner’s records concerning the Collateral and Proceeds without giving Bank prior written notice of the address to which Owner is moving same; and (vi) to cooperate with Bank in perfecting all security interests granted herein and in obtaining such agreements from third parties as Bank deems necessary, proper or convenient in connection with the preservation, perfection or enforcement of any of its rights hereunder.

(b)      Owner agrees with regard to the Collateral and Proceeds, unless Bank agrees otherwise in writing:  (i) that Bank is authorized to file financing statements in the name of Owner to perfect Bank’s security interest in Collateral and Proceeds; (ii) where applicable, to operate the Collateral in accordance with all applicable statutes, rules and regulations relating to the use and control thereof, and not to use any Collateral for any unlawful purpose or in any way that would void any insurance required to be carried in connection therewith; (iii) not to remove the Collateral from Owner’s premises except in the ordinary course of Owner’s business; (iv) to pay when due all license fees, registration fees and other charges in connection with any Collateral; (v) not to permit any lien on the Collateral or Proceeds, including without limitation, liens arising from repairs to or storage of the Collateral, except in favor of Bank; (vi) not to sell, hypothecate or dispose of, nor permit the transfer by operation of law of, any of the Collateral or Proceeds or any interest therein, except sales of inventory to buyers in the ordinary course of Owner’s business; (vii) to permit Bank to inspect the Collateral at any time; (viii) to keep, in accordance with generally accepted accounting principles, complete and accurate records regarding all Collateral and Proceeds, and to permit Bank to inspect the same and make copies thereof at any reasonable time; (ix) if requested by Bank, to receive and use reasonable diligence to collect Collateral consisting of accounts and other rights to payment and Proceeds, in trust and as the property of Bank, and to immediately endorse as appropriate and deliver such Collateral and Proceeds to Bank daily in the exact form in which they are received together with a collection report in form satisfactory to Bank; (x) not to commingle Collateral or Proceeds, or collections thereunder, with other property; (xi) to give only normal allowances and credits and to advise Bank thereof immediately in writing if they affect any rights to payment or Proceeds in any material respect; (xii) from time to time, when requested by Bank, to prepare and deliver a schedule of all Collateral and Proceeds subject to this Agreement and to assign in writing and deliver to Bank all accounts, contracts, leases and other chattel paper, instruments, documents and other evidences thereof; (xiii) in the event Bank elects to receive payments of rights to payment or Proceeds hereunder, to pay all expenses incurred by Bank in connection therewith, including expenses of accounting, correspondence, collection efforts, reporting to account or contract debtors, filing, recording, record keeping and expenses incidental thereto; and (xiv) to provide any service and do any other acts which may be necessary to maintain, preserve and protect all Collateral and, as appropriate and applicable, to keep all Collateral in good and saleable condition, to deal with the Collateral in accordance with the standards and practices adhered to generally by users and manufacturers of like property, and to keep all Collateral and Proceeds free and clear of all defenses, rights of offset and counterclaims.

7.      POWERS OF BANK.  Owner appoints Bank its true attorney in fact to perform any of the following powers, which are coupled with an interest, are irrevocable until termination of this Agreement and may be exercised from time to time by Bank’s officers and employees, or any of them, whether or not Borrower or Owner is in default: (a) to perform any obligation of Owner hereunder in Owner’s name or otherwise; (b) to give notice to account debtors or others of Bank’s rights in the Collateral and Proceeds, to enforce or forebear from enforcing the same and make extension or modification agreements with respect thereto; (c) to release persons liable on Proceeds and to give receipts and acquittances and compromise disputes in connection therewith; (d) to release or substitute security; (e) to resort to security in any order; (f) to prepare, execute, file, record or deliver notes, assignments, schedules, designation statements, financing statements (including a financing statement that describes the Collateral as “all assets Owner now or hereafter owns or acquires or in which Owner now or hereafter has rights or power to transfer rights, wherever located”), continuation statements, termination statements, statements of assignment, applications for registration or like papers to perfect, preserve or release Bank’s interest in the Collateral and Proceeds; (g) to receive, open and read mail addressed to Owner; (h) to take cash, instruments for the payment of money and other property to which Bank is entitled; (i) to verify facts concerning the Collateral and Proceeds by inquiry of obligors thereon, or otherwise, in its own name or a fictitious name; (j) to endorse, collect, deliver and receive payment under instruments for the payment of money constituting or relating to Proceeds; (k) to prepare, adjust, execute, deliver and receive payment under insurance claims, and to collect and receive payment of and endorse any instrument in payment of loss or returned premiums or any other insurance refund or return, and to apply such amounts received by Bank, at Bank’s sole option, toward repayment of the Indebtedness or replacement of the Collateral; (l) to exercise all rights, powers and remedies which Owner would have, but for this Agreement, with respect to all Collateral and Proceeds subject hereto; (m) to enter onto Owner’s premises in inspecting the Collateral; (n) to make withdrawals from and to close deposit accounts or other accounts with any financial institution, wherever located, into which Proceeds may have been deposited, and to apply funds so withdrawn to payment of the Indebtedness; (o) to preserve or release the interest evidenced by chattel paper to which Bank is entitled hereunder and to endorse and deliver any evidence of title incidental thereto; and (p) to do all acts and things and execute all documents in the name of Owner or otherwise, deemed by Bank as necessary, proper and convenient in connection with the preservation, perfection or enforcement of its rights hereunder.

8.      AUTHORIZATIONS TO BANK.  Owner authorizes Bank either before or after revocation hereof, without notice to or demand on Owner, and without affecting Owner’s liability hereunder, from time to time to: (a) alter, compromise, renew, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of, the Indebtedness or any portion thereof, including increase or decrease of the rate of interest thereon; (b) take and hold security, other than the Collateral and Proceeds, for the payment of the Indebtedness or any portion thereof, and exchange, enforce, waive, subordinate or release the Collateral and Proceeds, or any part thereof, or any such other security; (c) apply the Collateral and Proceeds or such other security and direct the order or manner of sale thereof, including without limitation, a non-judicial sale permitted by the terms of the controlling security agreement, mortgage or deed of trust, as Bank in its discretion may determine; (d) release or substitute any one or more of the endorsers or guarantors of the Indebtedness, or any portion thereof, or any other party thereto; and (e) apply payments received by Bank from Borrower to any Indebtedness of Borrower to Bank, in such order as Bank shall determine in its sole discretion, whether or not such Indebtedness is covered by this Agreement, and Owner hereby waives any provision of law regarding application of payments which specifies otherwise.  Bank may without notice assign this Agreement in whole or in part.

9.      PAYMENT OF PREMIUMS, TAXES, CHARGES, LIENS AND ASSESSMENTS.  Owner agrees to pay, prior to delinquency, all insurance premiums, taxes, charges, liens and assessments against the Collateral and Proceeds, and upon the failure of Owner to do so, Bank at its option may pay any of them and shall be the sole judge of the legality or validity thereof and the amount necessary to discharge the same.  Any such payments made by Bank shall be obligations of Owner to Bank, due and payable immediately upon demand, and at Bank’s option and subject to any restrictions under applicable law pertaining to usury, together with interest at a rate determined in accordance with the provisions of this Agreement, and shall be secured by the Collateral and Proceeds, subject to all terms and conditions of this Agreement.

10.      EVENTS OF DEFAULT.  The occurrence of any of the following shall constitute an “Event of Default” under this Agreement: (a) any default in the payment or performance of any obligation, or any defined event of default, under (i) any contract or instrument evidencing any Indebtedness, or (ii) any other agreement between Borrower and Bank, including without limitation any loan agreement, relating to or executed in connection with any Indebtedness; (b) any representation or warranty made by Owner herein shall prove to be incorrect in any material respect when made; (c) Owner shall fail to observe or perform any obligation or agreement contained herein; (d) any impairment of the rights of Bank in any Collateral or Proceeds, or any attachment or like levy on any property of Owner; and (e) Bank, in good faith, believes any or all of the Collateral and/or Proceeds to be in danger of misuse, dissipation, commingling, loss, theft, damage or destruction, or otherwise in jeopardy or unsatisfactory in character or value.

11.      REMEDIES.  Upon the occurrence of any Event of Default, Bank shall have and may exercise without demand any and all rights, powers, privileges and remedies granted to a secured party upon default under the Uniform Commercial Code or the Business and Commerce Code of the jurisdiction identified in Section 19 below, or otherwise provided by law, including without limitation, the right (a) to contact all persons obligated to Owner on any Collateral or Proceeds and to instruct such persons to deliver all Collateral and/or Proceeds directly to Bank, and (b) to sell, lease, license, or otherwise dispose of any or all Collateral.  In addition to any other remedies set forth in this Agreement, Owner authorizes Bank to engage in “electronic self-help” as defined in and in accordance with applicable law.  All rights, powers, privileges and remedies of Bank shall be cumulative.  No delay, failure or discontinuance of Bank in exercising any right, power, privilege or remedy hereunder shall affect or operate as a waiver of such right, power, privilege or remedy; nor shall any single or partial exercise of any such right, power, privilege or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power, privilege or remedy.  Any waiver, permit, consent or approval of any kind by Bank of any default hereunder, or any such waiver of any provisions or conditions hereof, must be in writing and shall be effective only to the extent set forth in writing.  It is agreed that public or private sales or other dispositions, for cash or on credit, to a wholesaler or retailer or investor, or user of property of the types subject to this Agreement, or public auctions, are all commercially reasonable since differences in the prices generally realized in the different kinds of dispositions are ordinarily offset by the differences in the costs and credit risks of such dispositions.  While an Event of Default exists:  (a) Owner will deliver to Bank from time to time, as requested by Bank, current lists of all Collateral and Proceeds; (b) Owner will not dispose of any Collateral or Proceeds except on terms approved by Bank; (c) at Bank’s request, Owner will assemble and deliver all Collateral and Proceeds, and books and records pertaining thereto, to Bank at a reasonably convenient place designated by Bank; (d) Bank may, at any time, liquidate any time deposits pledged to Bank hereunder and apply the Proceeds thereof to payment of the Indebtedness, whether or not said time deposits have matured and notwithstanding the fact that such liquidation may give rise to penalties for early withdrawal of funds, and (e) Bank may, without notice to Owner, enter onto Owner’s premises and take possession of the Collateral.  With respect to any sale or other disposition by Bank of any Collateral subject to this Agreement, Owner hereby expressly grants to Bank the right to sell such Collateral using any or all of Owner’s trademarks, trade names, trade name rights and/or proprietary labels or marks.  Owner further agrees that Bank shall have no obligation to process or prepare any Collateral for sale or other disposition.

12.      DISPOSITION OF COLLATERAL AND PROCEEDS; TRANSFER OF INDEBTEDNESS.  In disposing of Collateral hereunder, Bank may disclaim all warranties of title, possession, quiet enjoyment and the like.  Any proceeds of any disposition of any Collateral or Proceeds, or any part thereof, may be applied by Bank to the payment of expenses incurred by Bank in connection with the foregoing, including reasonable attorneys’ fees, and the balance of such proceeds may be applied by Bank toward the payment of the Indebtedness in such order of application as Bank may from time to time elect.  Upon the transfer of all or any part of the Indebtedness, Bank may transfer all or any part of the Collateral or Proceeds and shall be fully discharged thereafter from all liability and responsibility with respect to any of the foregoing so transferred, and the transferee shall be vested with all rights and powers of Bank hereunder with respect to any of the foregoing so transferred; but with respect to any Collateral or Proceeds not so transferred, Bank shall retain all rights, powers, privileges and remedies herein given.

13.      NOTICES.  All notices, requests and demands required under this Agreement must be in writing, addressed to Bank at the address specified in Section 2 hereof and to Owner at the address of its chief executive office (or principal residence, if applicable) specified below or to such other address as any party may designate by written notice to each other party, and shall be deemed to have been given or made as follows:  (a) if personally delivered, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

14.      COSTS, EXPENSES AND ATTORNEYS’ FEES.  Owner shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including, to the extent permitted by applicable law, reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel to the extent permissible), expended or incurred by Bank in connection with (a) the perfection and preservation of the Collateral or Bank’s interest therein, and (b) the realization, enforcement and exercise of any right, power, privilege or remedy conferred by this Agreement, whether or not suit is brought or foreclosure is commenced, and if suit is brought, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Owner or in any way affecting any of the Collateral or Bank’s ability to exercise any of its rights or remedies with respect thereto.  Notwithstanding anything in this Agreement to the contrary, reasonable attorneys’ fees shall not exceed the maximum amount permitted by law.  Subject to any restrictions under applicable law pertaining to usury, all of the foregoing shall be paid by Owner with interest from the date of demand until paid in full at a rate per annum equal to the greater of ten percent (10%) or Bank’s Prime Rate in effect from time to time.

15.      SUCCESSORS; ASSIGNMENT.  This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Owner may not assign or transfer any of its interests or rights hereunder without Bank’s prior written consent.  Owner acknowledges that Bank has the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, any Indebtedness of Borrower to Bank and any obligations with respect thereto, including this Agreement.  In connection therewith, Bank may disclose all documents and information which Bank now has or hereafter acquires relating to Owner and/or this Agreement, whether furnished by Borrower, Owner or otherwise.  Owner further agrees that Bank may disclose such documents and information to Borrower.

16.      AMENDMENT.  This Agreement may be amended or modified only in writing signed by Bank and Owner.

17.      APPLICATION OF SINGULAR AND PLURAL.  In all cases where there is but a single Borrower, then all words used herein in the plural shall be deemed to have been used in the singular where the context and construction so require; and when there is more than one Borrower named herein or when this Agreement is executed by more than one Owner, the word “Borrower” and the word “Owner” respectively shall mean all or any one or more of them as the context requires.

18.      SEVERABILITY OF PROVISIONS.  If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or any remaining provisions of this Agreement.

19.      GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of Oregon, but giving effect to federal laws applicable to national banks.

20.      OWNER’S WAIVERS.

(a)      Owner waives any right to require Bank to: (i) proceed against Borrower or any other person; (ii) marshal assets or proceed against or exhaust any security held from Borrower or any other person; (iii) give notice of the terms, time and place of any public or private sale or other disposition of personal property security held from Borrower or any other person; (iv) take any other action or pursue any other remedy in Bank’s power; (v) make any presentment or demand for performance, or give any notices of any kind, including, without limitation, any notice of nonperformance, protest, notice of protest or notice of dishonor, notice of intention to accelerate or notice of acceleration hereunder or in connection with any obligations or evidences of indebtedness held by Bank as security for or which constitute in whole or in part the Indebtedness secured hereunder, or in connection with the creation of new or additional Indebtedness; or (vi) set off against the Indebtedness the fair value of any real or personal property given as collateral for the Indebtedness (whether such right of setoff arises under statute or otherwise).  In addition to the foregoing, Owner specifically waives any statutory right it might have to require Bank to proceed against Borrower or any collateral that secures the Indebtedness.

(b)      Owner waives any defense to its obligations hereunder based upon or arising by reason of: (i) any disability or other defense of Borrower or any other person; (ii) the cessation or limitation from any cause whatsoever, other than payment in full, of the Indebtedness of Borrower or any other person; (iii) any lack of authority of any officer, director, partner, agent or any other person acting or purporting to act on behalf of Borrower which is a corporation, partnership or other type of entity, or any defect in the formation of any such Borrower; (iv) the application by Borrower of the proceeds of any Indebtedness for purposes other than the purposes represented by Borrower to, or intended or understood by, Bank or Owner; (v) any act or omission by Bank which directly or indirectly results in or aids the discharge of Borrower or any portion of the Indebtedness by operation of law or otherwise, or which in any way impairs or suspends any rights or remedies of Bank against Borrower; (vi) any impairment of the value of any interest in security for the Indebtedness or any portion thereof, including without limitation, the failure to obtain or maintain perfection or recordation of any interest in any such security, the release of any such security without substitution, and/or the failure to preserve the value of, or to comply with applicable law in disposing of, any such security; (vii) any modification of the Indebtedness, in any form whatsoever, including any modification made after revocation hereof to any Indebtedness incurred prior to such revocation, and including without limitation the renewal, extension, acceleration or other change in time for payment of, or other change in the terms of, the Indebtedness or any portion thereof, including increase or decrease of the rate of interest thereon; or (viii) or any requirement that Bank give any notice of acceptance of this Agreement.  Until all Indebtedness shall have been paid in full, Owner shall have no right of subrogation, and Owner waives any right to enforce any remedy which Bank now has or may hereafter have against Borrower or any other person and waives any benefit of, or any right to participate in, any security now or hereafter held by Bank.  To the fullest extent permitted by applicable law, Owner waives all rights of a surety and the benefits of any applicable suretyship law, statute or regulation, and without limiting any of the waivers set forth herein, Owner further waives any other fact or event that, in the absence of this provision, would or might constitute or afford a legal or equitable discharge or release of or defense to Borrower.

(c)      Owner further waives all rights and defenses Owner may have arising out of (i) any election of remedies by Bank, even though that election of remedies, such as a non-judicial foreclosure with respect to any security for any portion of the Indebtedness, destroys Owner’s rights of subrogation or Owner’s rights to proceed against Borrower for reimbursement, or (ii) any loss of rights Owner may suffer by reason of any rights, powers or remedies of Borrower in connection with any anti-deficiency laws or any other laws limiting, qualifying or discharging Borrower’s Indebtedness, whether by operation of law or otherwise, including any rights Owner may have to claim a fair market credit with respect to a deficiency or have a fair market value hearing to determine the size of a deficiency following any foreclosure sale or other disposition of any real property security for any portion of the Indebtedness, and Owner waives any right Owner may have under any “one-action” rule.  Owner further waives the benefit of any homestead, exemption or other similar laws.

21.      INSURANCE PROVISIONS.  Owner agrees with regard to the Collateral and Proceeds, unless Bank agrees otherwise in writing, to insure the Collateral with Bank named as loss payee, in form, substance and amounts, under agreements, against risks and liabilities, and with insurance companies satisfactory to Bank; provided that, if an Event of Default has not occurred, Owner is not required to maintain accounts receivable insurance.

22.      ARBITRATION.

(a)      Arbitration.  The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to in any way  the loan and related loan and security documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination.  In the event of a court ordered arbitration, the party requesting arbitration shall be responsible for timely filing the demand for arbitration and paying the appropriate filing fee within 30 days of the abatement order or the time specified by the court.  Failure to timely file the demand for arbitration as ordered by the court will result in that party’s right to demand arbitration being automatically terminated.

(b)      Governing Rules.  Any arbitration proceeding will (i) proceed in a location in Oregon selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”).  If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control.  Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute.  Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)      No Waiver of Provisional Remedies, Self-Help and Foreclosure.  The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding.  This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)      Arbitrator Qualifications and Powers.  Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00.  Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.  The arbitrator will be a neutral attorney licensed in Oregon or a neutral retired judge of the state or federal judiciary of Oregon, in either case with a minimum of ten years’ experience in the substantive law applicable to the subject matter of the dispute to be arbitrated.  The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim.  In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication.  The arbitrator shall resolve all disputes in accordance with the substantive law of Oregon and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award.  The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the corresponding rules of practice and procedure in Oregon or other applicable law.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)      Discovery.  In any arbitration proceeding, discovery will be permitted in accordance with the Rules.  All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date.  Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f)      Class Proceedings and Consolidations.  No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed this Agreement or any other contract, instrument or document relating to any Indebtedness, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)      Payment Of Arbitration Costs And Fees.  The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)      Miscellaneous.  To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA.  No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation.  If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the documents between the parties or the subject matter of the dispute shall control.  This arbitration provision shall survive termination, amendment or expiration of any of the documents or any relationship between the parties.

(i)      Small Claims Court.  Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction.  Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

Owner warrants that Owner is an organization registered under the laws of Arizona.

Owner warrants that its chief executive office (or principal residence, if applicable) is located at the following address: 8601 N. Scottsdale Road, Suite 300, Scottsdale, AZ 85253, c/o Kutak Rock LLP.

Owner warrants that the Collateral (except goods in transit) is located or domiciled at the following additional addresses: none.

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY BANK CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY BANK TO BE ENFORCEABLE.

IN WITNESS WHEREOF, this Agreement has been duly executed by Owner, intending to be legally bound hereby, as of the date first written above.

ASSOCIATED INSURANCE COMPANY FOR EXCESS

By:	/s/ Gary Kramer
Name:	Gary Kramer
Title:	President

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